Exhibit 16.1

Ernst & Young Réviseurs d’Entreprises Bedrijfsrevisoren De Kleetlaan 2 B - 1831 Diegem	Tel: +32 (0) 2 774 91 11 Fax: +32 (0) 2 774 90 90 ey.com

Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 United States	March 27, 2015

Ladies and Gentlemen,

We have read the section titled “Change Certifying Auditor” in the Registration Statement Form F-1, which we understand will be submitted on March 30, 2015, of Cardio3Biosciences SA and are in agreement with the statements contained in the first, second, third and last paragraphs therein. We have no basis to agree or disagree with other statements contained therein.

We have not been asked to provide consent on the financial statements as of and for the year ended December 31, 2013 and were not advised of the restatement of the financial statements as of and for the year ended December 31, 2013 prior and beyond what is included in the press release of Cardio3Biosciences SA dated March 26, 2015.

Sincerely,

/s/ Ernst & Young Bedrijfsrevisoren SCCRL Represented by

Eric Golenvaux

Partner

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